Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-152662 on Form S-8 of our reports dated June 9, 2008, relating to the financial statements of WPP Group plc and the effectiveness of WPP Group plc’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of WPP Group plc for the year ended December 31, 2007.

/s/ Deloitte LLP
Deloitte LLP
Chartered Accountants
London, England March 4, 2009

On 1 December 2008, the Company’s auditors changed their name from Deloitte & Touche LLP to Deloitte LLP. Accordingly, they have signed this consent in their new name.